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                                                                   Exhibit 23.1b

                        CONSENT OF INDEPENDENT AUDITORS'



The Board of Directors
UroQuest Medical Corporation:

We consent to incorporation by reference in the Registration Statement (No. 333-32725) on Form S-8 of UroQuest Medical Corporation of our report dated February 10, 1997, relating to the consolidated balance sheet of UroQuest Medical Corporation and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, which report appears in the December 31, 1997 annual report on Form 10-K of UroQuest Medical Corporation.


                                   /s/ KPMG Peat Marwick LLP


Salt Lake City, Utah
March 30, 1998